Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT and an ancillary agreement to be effective simultaneously herewith entitled "Confidentiality, Non-Competition and Non-Solicitation Agreement" (the "Confidentiality Agreement"), a copy of which is attached hereto as Attachment A, and incorporated herein by reference for all purposes, (this agreement and the Confidentiality Agreement being hereinafter collectively referred to as "this Agreement") is entered into effective as of November 5, 2018 (the "Effective Date"), by and between Powell Industries, Inc. and its affiliates (the "Company") and Michael W. Metcalf ("Executive").
WHEREAS, the Company desires to employ Executive as Executive Vice President & Chief Financial Officer of the Company from and after the Effective Date until such date as his employment shall end pursuant to the terms and conditions contained herein; and
WHEREAS, Executive desires to be employed with the Company in such position pursuant to the terms and conditions contained herein;
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
I.EMPLOYMENT TERM.
The term of this Agreement shall commence on the Effective Date and continue until terminated pursuant to the provisions of this Agreement regarding termination, resignation or retirement. Executive and the Company acknowledge that the employment relationship provided herein may be terminated at any time, upon written notice to the other party for any reason, at the option of either the Company or Executive. However, as provided in this Agreement, Executive may be entitled to certain severance benefits depending upon the circumstances of Executive's termination of employment. The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term."
II.CERTAIN DEFINITIONS
A.    "Accrued Rights" shall mean:
1.    Executive's earned, but unpaid compensation, to include base salary, vehicle allowance, short term incentive and long term incentive compensation through the date of termination;
2.    Reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed reasonable business expenses properly incurred by Executive in the performance of Executive's duties in accordance with the Company's expense reimbursement policy prior to the date of Executive's termination, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date such expenses were incurred and within thirty (30) days following Executive's termination; and
3.    Such Employee Benefits, if any, as to which Executive may be entitled under the terms of the employee benefit plans of the Company in effect as of the Effective Date and those coming into effect thereafter.
B.    "Cause" shall mean:
1.    Executive's conviction of (or plea of nolo contendere to) a felony;
2.    Executive's dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company;
3.    Executive's willful violation of the Company's Business Code of Conduct and Business Ethics and/or any other of the Company's employment, personnel, safety or other policies as now exist or as may hereafter be amended;
4.    Executive's having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company's attorney or outside auditor) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, or any regulatory authority having jurisdiction over the Company's securities for any securities law violation involving fraud, including, without limitation, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied;
5.    Executive's willful and continued failure to devote substantially all of his business time to the Company's business affairs (excluding failures due to illness, incapacity, paid time off, incidental civic activities and incidental personal time); or
6.    Executive's unauthorized disclosure of confidential information of the Company that is materially injurious to the Company.
Notwithstanding the above, however, and except with regard to the events described in subparagraph (1) above, Cause shall not exist with respect to any matter unless the Company gives the Executive written notice of such matter within ninety (90) days of the date the Company knew of its occurrence. Such notice shall specify with reasonable particularity the acts, events or conditions which are claimed to constitute Cause. If the Company fails to give such notice timely, the Company shall be deemed to have waived its right to terminate Executive for Cause with respect to such matter.
Upon receipt of the notice described above, Executive shall have thirty (30) days to (i) cure or correct the acts, event or conditions specified in the notice, (ii) commence Executive's best efforts to cure or correct the event constituting such and continue such efforts until the act, event or condition is cured; or (iii) if applicable, provide the Company with written evidence or documentation that the acts or events claimed to constitute Cause did not occur, or were not performed or omitted by Executive, or otherwise do not constitute Cause as described in this Agreement.
For purposes of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.
C.    "Change of Control" shall mean any of the following:
1.    any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company's then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;
2.    a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company;
3.    the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be) outstanding immediately after such merger or consolidation;
4.    the stockholders of the Company approve a plan of complete liquidation of the Company; or
5.    the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.
D.    "Date of Termination" shall mean the date the Notice of Termination is given unless such Notice of Termination is by Executive in which event the Date of Termination shall not be less than 30 days following the date the Notice of Termination is given. Further, a Notice of Termination given by Executive due to a Good Reason event that is corrected by the Company before the Date of Termination shall be void.
E.    "Disability" shall mean that Executive: (i) is unable to perform the essential functions of Executive's job title and duties by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, provided that Executive or his representative has provided the Company with certification of such disability from a licensed physician or other medical services provider acceptable to the Company in its sole discretion; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan or disability insurance policy covering employees of the Company; or (iii) is determined by the Social Security Administration to be disabled.
F.    "Good Reason" shall mean:
1.    a material reduction in Executive's authority, duties or responsibilities or the assignment to Executive of duties or responsibilities inconsistent in any material respect from those of Executive in effect immediately prior to the change;
2.    a material reduction of Executive's compensation and benefits, including, without limitation, annual base salary, targeted short-term incentive compensation, targeted long-term incentive compensation, and equity incentive opportunities, from those in effect immediately prior to the change;
3.    the Company fails to obtain a written agreement from any successor or assigns of the Company to assume and perform this Agreement as provided in Section VI.I hereof;
4.    the Company requires Executive, without Executive's consent, to be based at any office located more than 50 miles from the Company's offices to which Executive was based immediately prior to the Change of Control, except for travel reasonably required in the performance of Executive's duties; or
5.    the Company's breach of a material term of this Agreement.
Notwithstanding the above, however, Good Reason shall not exist with respect to any matter unless the Executive gives the Company written notice of such matter within ninety (90) days of the date the Executive knew or reasonably should have known of its occurrence. Such notice shall specify with reasonable particularity, the acts, events or conditions which are claimed to constitute Good Reason. If the Executive fails to give such notice timely, the Executive shall be deemed to have waived Executive's right to resign for Good Reason with respect to such matter.
Upon receipt of the notice described above, the Company shall have sixty (60) days to (i) cure or correct the acts, event or conditions specified in the notice, (ii) commence the Company's best efforts to cure or correct the event constituting such and continue such efforts until the act, event or condition is cured; or (iii) if applicable, provide the Executive with written evidence or documentation that the acts or events claimed to constitute Good Reason did not occur, or otherwise do not constitute Good Reason as described in this Agreement.
For purposes of this Agreement, "Good Reason" shall be construed to refer to Executive's positions, duties, and responsibilities in the position or positions in which Executive was serving at the time immediately before any event as described in subparagraphs (1) through (5) above, which shall not include titles or positions with subsidiaries and affiliates of the Company that are held primarily for administrative convenience.
"Good Reason" shall also include any of the foregoing acts or omissions by a successor in interest to the Company as referenced in Sections II.C(3), (4) or (5) above.
G.    "Notice of Termination" shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive's employment which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. For the purpose, termination of Executive's employment shall be interpreted consistent with the meaning of the term "Separation from Service" in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulation authority.
H.    "Poor Performance" shall mean Executive's willful and continued failure to perform substantially the duties of Executive's position after a written demand for substantial performance is delivered to him which specifically identifies the nature of such unacceptable performance, and which is not cured by Executive within a reasonable period, not to exceed sixty (60) days. For purposes of the definition in of "Poor Performance" as used herein, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.
I.    "Protected Period" shall mean the 36-month period beginning on the effective date of a Change of Control.
J.    "Retirement" shall mean Executive has reached 62 years of age ("normal retirement") or age 60 with at least five (5) years of active service ("early retirement"); provided, however that Executive cannot be required to retire and must consent in writing to any Retirement.
K.    "Severance Period" shall mean the time period during which the Executive receives salary continuation benefits following a termination of employment by the Company for Poor Performance as described in Section V.C Without Cause or Resignation by Executive for Good Reason either prior to a Change in Control as described Section V.D or after a Change in Control as described in Section V.E.
L.    "Targeted STIC" shall mean the targeted value of Executive's annual Short Term Incentive Compensation opportunity for the year in which the Date of Termination occurs, or the target value in place prior to a material reduction in compensation, or the fiscal year immediately preceding a Change of Control whichever is a greater amount.
M.    "Targeted LTIC" shall mean the targeted value of Executive's annual Long Term Incentive Compensation opportunity for the year in which the Date of Termination occurs, or the target value in place prior to a material reduction in compensation, or the fiscal year immediately preceding a Change of Control, whichever is a greater amount.
N.    "Termination Base Salary" shall be the greater of, the Executive's base salary at the rate in effect at the time the Notice of Termination, or the Executive's base salary in place prior to a material reduction in compensation, or the Executive's base salary in effect immediately prior to a Change of Control.
III.POSITION.
A.    Executive shall initially serve as an Executive Vice President of the Company, but after the fiscal year-end September 30, 2018 financial statements have been finalized and the Company’s annual 10K has been filed, Executive will thereafter serve as Chief Financial Officer. In both such positions, Executive shall report to the President & Chief Executive Officer or as directed by the Board of Directors of the Company, and shall have the authority, responsibilities, and duties reasonably accorded to, expected of and consistent with Executive's position, as may be assigned to Executive. The Executive's principal place of employment shall be the principal offices of the Company currently located in Houston; provided, however, that Executive understands and agrees that Executive will be required to travel from time to time for business reasons.
B.    During the Employment Term, Executive shall devote his full business time, attention and efforts to the performance of Executive's duties hereunder and will not engage in any other activity (for compensation or otherwise without written notice to, and the written consent of the Board of Directors of the Company (the "Board")) which, in the good faith opinion of the Board, could, either individually or in the aggregate, reasonably be expected to conflict or interfere with or otherwise adversely affect the rendition of such performance either directly or indirectly. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require Executive's services in the operation or affairs of the companies or businesses in which such investments are made nor violate the terms of this Agreement or otherwise conflict or interfere with Executive's responsibilities to the Company; provided, however, that Executive agrees he will not join any boards (other than community and civic boards which do not interfere with his duties to the Company) without the prior written approval of the Board.
IV.COMPENSATION.
A.    Base Salary. The Company shall pay Executive a base salary at the annual rate of $325,000 payable in accordance with the Company's payroll practices for similarly situated executives (the "Base Salary"). Executive's Base Salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board (the "Compensation Committee").
B.    Short Term Incentive Compensation Award. For each fiscal year ("Fiscal Year") of the Company during the Employment Term, Executive shall be given the opportunity to earn annual Short Term Incentive Compensation Award (the "STIC Award"). Executive's annual Short Term Incentive Compensation opportunity for each Fiscal Year ending during the Employment Term shall be set by the Compensation Committee, in its sole discretion. The actual STIC Award payable to Executive with respect to a Fiscal Year shall be dependent upon the achievement of performance objectives established by the Compensation Committee for such Fiscal Year and may be greater or less than the Short Term Incentive Compensation opportunity depending on performance objective results. The Compensation Committee shall also have the sole right to determine whether Executive may be entitled to a discretionary bonus at any time and to determine the criteria to be considered in making such decision. Except as otherwise provided in this Agreement, the payment of STIC Award shall be at the same time as Short Term Incentive Compensation Awards are paid to other similar executives of the Company.
C.    Long Term Incentive Compensation Award. During the Employment Term, Executive shall be shall be given the opportunity to earn annual Long Term Incentive Compensation Award (the "Target LTIC Award") under the Company's Equity Incentive Plan (the "Equity Plan"), as modified, amended or replaced from time to time. Executive's annual Targeted Long Term Incentive Compensation Award for each Fiscal Year during the Employment Term shall be set by the Compensation Committee, in its sole discretion. The actual LTIC Award payable to Executive with respect to a Fiscal Year shall be dependent upon the achievement of performance objectives established by the Compensation Committee for such Fiscal Year and may be greater or less than the Target Long Term Incentive Compensation opportunity depending on performance objective results. Except as otherwise provided in this Agreement, the payment of LTIC Award shall be at the same time as Long Term Incentive Compensation Awards are paid to other similar executives of the Company.
D.    Employee Benefits. During the Employment Term, Executive shall be eligible to participate in the Company's employee benefit plans as in effect from time to time (collectively, "Employee Benefits") on the same basis as such employee benefit plans are generally made available to other comparable executives of the Company.
E.    Paid Time Off. Executive shall be entitled to five (5) weeks of annual vacation leave for each Fiscal Year during which Executive is employed (prorated for Executive's initial year, if not a full year). Such leave shall be administered in accordance with the Company's Paid Time Off – Salaried Employee policy.
F.    Cash Allowances. An automobile allowance of $2,000 per month, and a cell phone allowance of $125 per month shall be paid in accordance with the Company's normal payroll practices.
G.    Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with the Company's expense reimbursement policy.
H.    Signing Bonus. Executive shall receive a cash Signing Bonus of $100,000 less applicable withholdings payable six (6) months after the Effective Date of this Agreement (the "Payment Date") provided, however, that the signing bonus shall not be due and payable if Executive is terminated for Cause or terminated pursuant to the provisions of VI.K. of this Agreement, or if Executive voluntarily resigns (other than for Good Reason) prior to the Payment Date of the Signing Bonus.
V.TERMINATION OF EMPLOYMENT.
Executive shall not have a "termination of employment" for purposes of this Agreement unless such termination constitutes a "separation from service" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations thereunder (the "Code"). Notwithstanding any other provision of this Agreement, the provisions of this Section V shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.
A.    By the Company for Cause or Resignation by Executive Without Good Reason.
1.    The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause or by Executive's resignation without Good Reason.
2.    If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, then, subject to the further terms of this Agreement, Executive shall be entitled to receive:
a.    The Accrued Rights (refer to Section II.A)
B.    Retirement, Disability or Death.
1.    The Employment Term and Executive's employment hereunder shall terminate upon Executive's Retirement, Disability or Death; provided, however, that if Executive retires under circumstances that would constitute "Good Reason", Executive shall be deemed to have terminated for "Good Reason" and be entitled to the applicable rights and benefits provided in this Agreement.
2.    Upon termination of Executive's employment hereunder for either Retirement, Disability or Death, then Executive or Executive's estate (as the case may be) shall be entitled to receive the following:
a.    The Accrued Rights (refer to Section II.A); and
b.    A prorated portion of the Targeted STIC for the current Fiscal Year, prorated based on the percentage of the current Fiscal Year that shall have elapsed through the date of termination; and
c.    With respect to any outstanding equity-based awards, whether "time-based" or "performance-based" vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units, and performance share units) such outstanding awards shall immediately vest; and
d.    In the event of termination for Disability or Death, an amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company's group health plan, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for Executive terminates.
C.    By the Company for Poor Performance.
1.    The Employment Term and Executive's employment hereunder may be terminated by the Company for Poor Performance.
2.    If Executive's Employment is terminated by the Company for Poor Performance then Executive shall be entitled to receive from the Company the following:
a.    The Accrued Rights (refer to Section II.A);
b.    Continued payment of Executive's Termination Base Salary for twelve (12) months (the "Severance Period") following the date of such termination, payable in accordance with the Company's normal payroll practices as in effect on the date of termination;
c.    With respect to any outstanding equity-based awards, whether "time-based" or "performance-based" vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units, and performance share units) such outstanding awards shall be forfeited; and
d.    An amount, paid on the first business day of each month equal to one hundred percent (100%) of the applicable COBRA premium under the Company's group health plan, continued for the lesser of (1) twelve (12) months from the date of termination of Executive's employment; or (2) the date on which Executive qualifies for health insurance as a result of employment by or association with a subsequent employer.
D.    By the Company Without Cause and not for Poor Performance or Resignation by Executive for Good Reason Prior to a Change in Control.
1.    The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.
2.    If Executive's employment is terminated by the Company without Cause (and other than by reason of Executive's death or Disability) or if Executive resigns for Good Reason, then Executive shall be entitled to receive from the Company the following:
a.    The Accrued Rights (refer to Section II.A);
b.    Continued payment of Executive's Termination Base Salary for twenty-four (24) months (the "Severance Period") following the date of such termination, payable in accordance with the Company's normal payroll practices as in effect on the date of termination;
c.    An amount equal to one (1) times the Target Short Term Incentive Compensation of Executive for the Fiscal Year in which Executive's employment terminates, which amount shall be payable in one (1) installment due six (6) months after the date of Executive's termination of employment;
d.    With respect to any outstanding unvested equity-based awards, whether "time-based" or "performance-based" vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units, and performance share units) such outstanding unvested awards shall immediately vest.
e.    An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company's group health plan, continued for the lesser of (i) eighteen (18) months from the date of termination of Executive's employment or (ii) the date on which Executive qualifies for health insurance as a result of employment by or association with a subsequent employer.;
f.    Outplacement services for twelve (12) months from the termination date or until Executive obtains substantially comparable employment (as determined by the Company), whichever is shorter. Such outplacement services shall be commensurate with Executive's position and reasonable in amount, but not to exceed $25,000; and
g.    Notwithstanding anything in this Agreement to the contrary, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the IRS Code), and the payments and benefits provided for in this Section V.D of this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and/or such person(s) will be $1.00 less than three (3) times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times Executive's base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under Section 4999 of the Code.
E.    By the Company Without Cause and Not for Poor Performance or Resignation by Executive for Good Reason During the Protected Period Following a Change in Control.
1.    Upon the effective date of a Change in Control during the Employment Term, all of Executive's unvested incentive, performance and equity-based awards (including, but not limited to, any unvested options, restricted stock, performance, and phantom share units under the Company's equity incentive plan or any other equity plan subsequently adopted by the Company) granted to Executive after the Effective Date shall vest in full.
2.    If Executive's employment is terminated by the Company without Cause (and other than by reason of Poor Performance or Executive's death or Disability) or if Executive resigns for Good Reason during the Protected Period immediately following a Change in Control, then Executive shall be entitled to receive from the Company (in lieu of any other severance payments or benefits under this Agreement), the following:
a.    The Accrued Rights (refer to Section II.A);
b.    Continued payment of Executive's Termination Base Salary for thirty-six (36) months ("Severance Period") following the date of such termination, payable in accordance with the Company's normal payroll practices as in effect on the date of termination;
c.    An amount equal to two (2) times the Targeted Short Term Incentive Compensation of Executive for the Fiscal Year in which Executive's employment terminates; which amount shall be payable in one (1) installment due six (6) months after the date of Executive's termination of employment;
d.    With respect to any outstanding equity-based awards, whether "time-based" or "performance-based" vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units, and performance share units) such outstanding awards shall immediately vest.
e.    An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company's group health plan, continued for the lesser of (i) eighteen (18) months from the date of termination of Executive's employment or (ii) the date on which Executive qualifies for health insurance as a result of employment by or association with a subsequent employer;
f.    Outplacement services for twelve (12) months from Executive's termination date or until Executive obtains substantially comparable employment (as determined by the Company), whichever is shorter. Such outplacement services shall be commensurate with Executive's position and reasonable in amount, but not to exceed $25,000; and
g.    Notwithstanding anything in this Agreement to the contrary, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the IRS Code), and the payments and benefits provided for in this Section V.D of this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and/or such person(s) will be $1.00 less than three (3) times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times Executive's base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under Section 4999 of the Code.
F.    Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with the notice provisions hereof. With respect to any termination of employment by Executive, such notice of termination shall be communicated to the Company at least thirty (30) days prior to such termination.
G.    Officer/Board Resignation. Upon termination of Executive's employment for any reason, Executive shall be deemed hereby to have resigned, effective as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and as an officer of the Company and the board of directors (and any committees thereof) and as an officer of any and all of the Company's affiliates. As a condition to receipt of the severance benefits described herein, Executive agrees to provide written confirmation of such resignations to the Company.
H.    Waiver and Release. Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived, in writing, by the Compensation Committee of the Board, in its sole discretion, the Company shall not make or provide, and Executive shall not be entitled to receive, any severance payments or benefits provided under this Agreement, other than the Accrued Rights, unless (i) within fifty (50) days from the date on which Executive's employment is terminated, Executive (or his estate) executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which Executive's employment is terminated and be substantially in the form attached hereto as Attachment B, whereby Executive (or his estate or legally appointed personal representative) releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of Executive and all obligations of the Company to Executive other than with respect to (x) the Company's obligations to make and provide the severance payments and benefits as provided in this Agreement and (y) any vested benefits to which Executive is entitled under the terms of any Company benefit or equity plan, and (ii) Executive does not revoke such release within any applicable revocation period following Executive's delivery of the executed release to the Company. If the requirements of this Section are satisfied, then the severance payments and benefits which Executive is otherwise entitled to receive under this Agreement shall begin or be made, as applicable, without interest, on the later of (i) the sixtieth (60th) day following the date on which Executive's employment was terminated or (ii) on the tenth (10th) business day after expiration of Executive's right to revoke the release described in this section, provided that Executive does not revoke such release. If the requirements of this Section are not satisfied by Executive (or his estate or legally appointed personal representative), then no severance payments or benefits, other than the Accrued Rights, shall be due Executive (or his estate) pursuant to this Agreement.
I.    Compliance with IRC Section 409A.
1.    Notwithstanding anything in this Agreement to the contrary, if, at the time of Executive's termination of employment with the Company and its affiliates, Executive is a "specified employee," as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to avoid the additional tax under Section 409A of the Code, then the Company will defer the payment or the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code). Any payment amounts deferred pursuant to this Section will be accumulated and paid to Executive (without interest) in a lump sum and the balance of any remaining payments due Executive will be paid monthly or at such times as otherwise provided herein.
2.    Any reimbursement of any costs and expenses by the Company to Executive under this Agreement shall be made by the Company in no event later than the close of Executive's taxable year following the taxable year in which the cost or expense is incurred by Executive. The expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder and Executive's right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.
3.    Each payment that Executive may receive under this Agreement shall be treated as a "separate payment" for purposes of Section 409A of the Code.
4.    Except as provided in V.I.1, and notwithstanding anything in this Agreement to the contrary, the payment of an Annual Bonus, Performance Award, cash incentive award or equity-based award due thereunder shall be paid in all events within 2½ months after the end of the year in which such award (or prorated part) first becomes "vested," within the meaning of Section 409A of the Code.
5.    To the extent that Section 409A of the Code applies to any terms or conditions of this Agreement, such terms and conditions shall be interpreted in a manner that is consistent with Section 409A of the Code.
VI.MISCELLANEOUS.
A.    Agreement Ancillary to Other Agreements. This Agreement is ancillary to and part of other agreements between the Company and Executive including, the Confidentiality Agreement attached hereto and made a part hereof as Attachment A and the Company's agreements to: (i) disclose, and to continue to disclose its Confidential Information and Trade Secrets to Executive; (ii) provide initial and continued training, education and development to Executive; (iii) provide Executive with Confidential Information and Trade Secrets about, and the opportunity to develop relationships with, Company's employees, Customers and Suppliers, and employees and agents of its Customers and Suppliers.
B.    Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof. Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of or based upon this Agreement.
C.    Arbitration. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof shall be determined by arbitration in Houston, Harris County, Texas before one arbitrator. The arbitration shall be administered by the American Arbitration Association pursuant to its rules for the resolution of employment disputes, and the following provisions:
1.    Unless otherwise ordered by the arbitrator, limited discovery consisting of one (1) deposition of each party and each expert; not more than fifteen (15) requests for production of documents; and not more than ten (10) interrogatories.
2.    Subject to applicable law, the arbitrator may award attorneys' fees and the costs of arbitration to the prevailing party.
3.    Anything herein to the contrary notwithstanding, either party shall have the right to seek and obtain injunctive relief to prevent a threatened breach of this Agreement, including the Confidentiality Agreement.
D.    Other Agreements.
1.    The Confidentiality Agreement attached hereto as Attachment A is an integral part of this Agreement, and this Agreement shall not become effective unless and until Executive has executed both this Agreement and the Confidentiality Agreement. A default under or breach of the Confidentiality Agreement shall constitute a breach of this Agreement. In addition to any and all other remedies available to Company, in the event of a breach of or default under this Agreement, or in the event that the Company obtains any form of equitable relief, order or injunction, whether temporary or permanent, for the enforcement of any of the provisions of this Agreement or the Confidentiality Agreement, the Company shall be entitled to recover, and the Executive (or his estate) shall be obligated to repay and return to the Company, upon written demand therefore, an amount equal to all severance or other benefits paid to, or on behalf of, the Executive (or his estate) pursuant to the provisions of this Agreement (other than the Accrued Rights) on or after the date of termination of Executive's employment.
2.    In the event of a conflict between the rights and benefits granted by this Agreement, and those granted under any other incentive, stock option, stock grant or similar plan or agreement (with the exception of the "Executive Severance Protection Plan" referred to below), Executive shall be entitled to the rights and benefits described in this agreement.
E.    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
F.    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
G.    Assignment. Neither this Agreement nor any of Executive's rights and duties hereunder, shall be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.
H.    Successor Agreement. At, or simultaneously with, a Change of Control (as described in this Agreement), the Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to expressly assume and agree, in writing, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the successor to so assume this Agreement shall constitute "Good Reason as defined in Section I.F of this Agreement.
I.    Notices. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given on the earlier of (i) the date that such notice is delivered by hand or overnight courier or (ii) three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

IF TO THE COMPANY:    Powell Industries, Inc.
Attention: Chief Executive Officer
8550 Mosley Road
Houston, Texas 77075
IF TO EXECUTIVE:    Michael W. Metcalf
    62 N. Goldenvine Circle
The Woodlands, TX 77382

J.    Prior Employment. The Company has employed Executive for Executive's general skills, management abilities and experience in the Company's Business (as defined in the Confidentiality Agreement referred to herein). Executive acknowledges that Executive has been specifically instructed not to bring, disclose or use in any fashion any confidential information, trade secrets, proprietary information, data or technology, nor any confidential pricing information, belonging to any prior employer. In no event is Executive authorized to use or disclose any such information to the Company or any of its employees.
K.    Executive's Representations. Executive hereby represents to the Company that (i) all confidential information, trade secrets or proprietary information, data or technology, belonging to any prior employer, including those that might have been contained on Executive's personal computer, cell phone or other electronic communications or storage device have been returned and/or deleted in accordance with any policy of or agreement with Executive's prior employer; (ii) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound; and (iii) if any prior employer of Executive asserts that this Agreement, or Executive's employment by the Company is a breach of Executive's obligations under any agreement, contract or policy, or if any such prior employer threatens, files or commences any litigation, arbitration or other legal proceedings asserting that this Agreement or any aspect of Executive's employment by the Company, or any act or omission by Executive, constitutes a breach of any contract, agreement or policy imposing post-employment obligations upon Executive and, in addition to all of its other rights and remedies: (x) the Company shall have the right to terminate Executive's employment effective immediately upon written notice, without any prior notice, counseling or compliance with the Company's usual termination procedures; (y) in such event, Executive shall be entitled only to payment of Executive’s Base Salary and reimbursement of expenses through the effective date of termination, together with any rights Executive may have under the Company’s employee benefit plans; and (z) none of the indemnification provisions contained in this Agreement, the Company's By-Laws or any other Company document or plan shall be applicable to claims asserted against Executive by any prior employer of Executive. If Executive is terminated pursuant to the provisions of this Section VI.K. prior to the Payment Date, the Signing Bonus, Executive shall not be entitled to any portion of the Signing Bonus.
L.    Reimbursement of Legal Expenses. The Company shall reimburse Executive for reasonable and customary fees charged by Executive's attorney to provide legal counsel review and defense concerning this Agreement, not exceed $10,000.
M.    Cooperation. Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. Executive shall be entitled to reimbursement for reasonable and customary expenses incurred for purposes of cooperating in any action or proceeding pursuant to this Section. This provision shall survive any termination of this Agreement.
N.    Indemnification. Executive shall be defended and indemnified by the Company against liability as an employee, officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by the Company's bylaws by applicable law or by any indemnity agreement heretofore or hereafter executed between the Company and Executive. Executive's rights under this Section shall continue so long as Executive maybe subject to such liability, whether or not this Agreement may have terminated prior thereto. The Company will insure Executive, for the duration of his employment with the Company and thereafter with respect to his acts and omissions occurring during such employment, under a contract of director and officer liability insurance to the same extent as such insurance insures members of the Board.
O.    Withholding of Taxes. The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.
P.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
Q.    Survival. The provisions of this Agreement, together with the provisions of the Confidentiality, Non-Competition and Non-Solicitation Agreement, attached and part of this Agreement as Attachment A, shall each survive the termination of Executive's employment, regardless of how such termination is caused.
R.    Indemnification by Executive. Executive agrees to indemnify the Company, its officers, directors and/or employees from any claim, cause of action, liability or expense, including reasonable attorneys' fees suffered or incurred by them as a result of any litigation, arbitration or other legal proceeding filed or commenced by any former employer of Executive, based in any way on Executive's employment by the Company, this Executive Employment Agreement or any of Executive's acts or omissions.
S.    Confidentiality Agreement. The Confidentiality Agreement attached hereto is an integral part of this Agreement and this Agreement is an integral of the Confidentiality Agreement. A breach of or default under this Agreement shall constitute a material breach of the Confidentiality Agreement, and a breach of the Confidentiality Agreement shall constitute a breach of this Agreement.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS EMPLOYMENT AGREEMENT EFFECTIVE FOR ALL PURPOSES AS OF THE EFFECTIVE DATE.

BY EXECUTIVE:

Michael W. Metcalf

Date:

BY POWELL INDUSTRIES, INC.:

Brett A. Cope
President & Chief Executive Officer

Date: